EXHIBIT 16 TO FORM 8-K/A

October 12, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K/A dated October 12, 2004 of Derma Sciences, Inc. and are in agreement with the first sentence of the first paragraph and the second, fourth, fifth and sixth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP